Exhibit 99.1

Press Contact:
Barry Holt
203-517-3110
Barry.Holt@isg-one.com

Investor Contact:
David Berger
203-517-3104
David.Berger@isg-one.com

INFORMATION SERVICES GROUP ANNOUNCES

FIRST-QUARTER 2014 FINANCIAL RESULTS

First-Quarter Revenues of $48.2 million; Adjusted EBITDA of $3.4 million;

Adjusted EPS of $0.03

Reaffirms 2014 Full-Year Revenue and Adjusted EBITDA Guidance, with 2014 growth weighted to the second half of the year

Expands Global Capabilities with Acquisition of CCI Consulting in Australia, and JV with

Convergent Technologies Partners in Italy

Announces plans to expand its share repurchase program by $20 million

STAMFORD, Conn., May 7, 2014 – Information Services Group, Inc. (ISG) (NASDAQ: III), a leading technology insights, market intelligence and advisory services company, today announced financial results for the first quarter ended March 31, 2014.

“Our first quarter was led by the fourth consecutive quarter of double-digit growth in Europe, up 15%, offset by the previously communicated softness in the U.S.,” said Michael P. Connors, Chairman and Chief Executive Officer, ISG.  “Our pipeline is building and we remain confident in achieving our full-year guidance.  We anticipate solid demand across all of our business segments in 2014, and we believe that our markets will continue to provide attractive new opportunities.  In addition, based on our growth prospects, we have increased our share repurchase program by up to $20 million and expanded our global capabilities with the acquisition of research and benchmarking company CCI Consulting in Australia and our public sector capabilities through a majority-owned joint venture with Convergent Technologies Partners in Italy.”

First Quarter 2014 Results

ISG reported first-quarter revenues of $48.2 million, a decline of 5% on both a reported and constant currency basis, from $50.6 million in the first quarter of 2013.  Revenues were $19.8 million in Europe (up 15% from the same period in 2013), $24.4 million in the Americas (down 15%), and $4.0 million in Asia Pacific (down 14%), with growth rates in constant currency.

ISG reported operating income of $1.0 million for the first quarter of 2014.  This compares to operating income of $2.6 million in the first quarter of 2013.  Net income for the first quarter was $0.1 million.  Reported fully diluted earnings per share (EPS) were $0.00 per share compared with $0.03 per share for the same period in 2013.  Adjusted net income (a non-GAAP measure defined as net income plus amortization of intangible assets, non-cash stock compensation, gain on extinguishment of debt and non-cash impairment charges for goodwill and intangible assets on a tax-adjusted basis) for the first quarter was $1.3 million, down 42%, or $0.03 per share on a diluted basis, compared with adjusted net income of $2.2 million, or $0.06 per share on a diluted basis, in the prior year’s first quarter.

First-quarter 2014 adjusted earnings before interest, taxes, depreciation, foreign currency translation gains/losses, gain on extinguishment of debt, amortization and non-cash stock compensation (adjusted EBITDA, a non-GAAP measure) was $3.4 million, a decline of 33% on a reported basis (36% on a constant currency basis) from $5.0 million in the first quarter of 2013.

Other Financial and Operating Highlights

ISG cash and cash equivalents totaled $26.2 million at March 31, 2014, a decrease of $8.9 million from December 31, 2013.  The decrease in cash balances from December 2013 was principally attributable to a seasonal build in working capital as well as the non-operating use of cash, including $0.8 million in debt repayments and $1.0 million in repurchases of stock.  Total outstanding debt at March 31, 2014 was $55.9 million compared with $56.7 million at December 31, 2013.

ISG Reaffirms 2014 Full-Year Revenue and Adjusted EBITDA Guidance

“Based on our growing pipeline, we reaffirm our guidance for full-year revenues in the range of $215-$225 million and adjusted EBITDA between $23-$26 million,” said Connors.

Acquisitions

In April, ISG acquired CCI Consulting Pty Ltd (CCI), a leader in business-to-business client research and benchmarking based in Australia, and in March formed an ISG majority-owned joint venture in Italy with Convergent Technologies Partners S.p.A. (CTP), a leader in providing information technology advisory services to the Italian public sector.  ISG acquired 51% of CTP and has the option to buy the remainder in 2017.  The initial payment, net of cash received, for both transactions was $1 million.

“Our acquisition of CCI and our joint venture with CTP expand our capabilities and presence in two areas of increasing importance to ISG: research and benchmarking in Asia Pacific and the public sector in Europe,” said Connors.  “CCI provides research and client satisfaction measurement to service providers and enterprises primarily in Australia, and is a natural complement to our assessment services that help clients measure, among other things, service-level agreements and the cost of services.

“Our joint venture with CTP, meanwhile, expands our continued global penetration into the public sector, building on our success working with governments in North America, Australia and, most recently, the UK, while contributing to our long-term strategy of building ISG into a premier global information-based services company for private and public sector enterprises,” said Connors.

Stock Buyback

The Company’s Board of Directors approved a new share repurchase authorization of up to $20 million.  The new share repurchase program will take effect upon completion of the Company’s current program, which has approximately $1 million remaining out of a previously authorized $15 million. The repurchase program is expected to be executed over time.

“Today’s announcement of the stock repurchase program reflects our confidence in ISG’s future cash generation capabilities and our commitment to return capital to shareholders. Given our strong balance sheet and outlook, this program is a measured way to maintain ample financial capability, reinvest in our businesses for growth, and deliver attractive returns to our shareholders,” Connors said.

Conference Call

ISG has scheduled a call at 9:00 a.m. Eastern Time, Thursday, May 8, 2014, to discuss the Company’s first-quarter financial results.  The call can be accessed by dialing 1-888-510-1765 or for international callers 001-719-325-2308.  The access code is 9716269.

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About Information Services Group

Information Services Group (ISG) (NASDAQ: III) is a leading technology insights, market intelligence and advisory services company, serving more than 500 clients around the world to help them achieve operational excellence. ISG supports private and public sector organizations to transform and optimize their operational environments through research, benchmarking, consulting and managed services, with a focus on information technology, business process transformation, program management services and enterprise resource planning. Clients look to ISG for unique insights and innovative solutions for leveraging technology, the deepest data source in the industry, and more than five decades of experience and global leadership in information and advisory services. Based in Stamford, Conn., the company has more than 850 employees and operates in 21 countries.

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Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property and the intellectual property of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; (13) financial condition of various clients in the financial, automotive and transportation sectors which account for significant portions of ISG’s revenues and may maintain sizable accounts receivables with ISG; and (14) ability to achieve cost reductions and productivity improvements in any future value creation plans. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP).  In this release, ISG has presented both GAAP financial results as well as non-GAAP information for the three months ended March 31, 2014 and March 31, 2013.  ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information.  These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and the Company’s prospects for the future.  ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income plus income taxes, net interest income/(expense), depreciation, foreign currency transaction gains/losses, gain on extinguishment of debt, amortization of intangible assets resulting from acquisitions and non-cash stock compensation and impairment charges for goodwill and intangible assets) and adjusted net income (defined as net income plus amortization of intangible assets, non-cash stock compensation, gain on extinguishment of debt and non-cash impairment charges for goodwill and intangible assets on a tax adjusted basis) and selected financial data on a constant currency basis (using foreign currency exchange rates based on an average of daily spot rates from January 1, 2013 to August 31, 2013), which are non-GAAP measures that the Company believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, which management believes are not indicative of ISG’s core operations.  These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure.  Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Information Services Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013

Revenues	$48,241	$50,588
Operating expenses
Direct costs and expenses for advisors	29,812	30,032
Selling, general and administrative	15,655	16,033
Depreciation and amortization	1,738	1,913
Operating income	1,036	2,610
Interest income	2	5
Interest expense	(518)	(727)
Foreign currency transaction (loss) gain	(14)	48

Income before taxes	506	1,936
Income tax provision	418	967
Net income	88	969
Net income attributable to noncontrolling interest	25	—
Net income attributable to ISG	$63	$969

Weighted average shares outstanding:
Basic	37,383	36,632
Diluted	38,861	38,794

Earnings per share attributable to ISG:
Basic	$0.00	$0.03
Diluted	$0.00	$0.03

Information Services Group, Inc.

Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013

Net income attributable to ISG	$63	$969
Plus:
Net income attributable to noncontrolling interest	25	—
Interest expense (net of interest income)	516	722
Income taxes	418	967
Depreciation and amortization	1,738	1,913
Foreign currency transaction	14	(48)
Non-cash stock compensation	601	498
Adjusted EBITDA	$3,375	$5,021

Net income attributable to ISG	$63	$969
Plus:
Net income attributable to noncontrolling interest	25	—
Non-cash stock compensation	601	498
Intangible amortization	1,298	1,515
Foreign currency transaction	14	(48)
Tax effect (1)	(727)	(747)
Adjusted net income	$1,274	$2,187

Weighted average shares outstanding:
Basic	37,383	36,632
Diluted	38,861	38,794

Adjusted earnings per share:
Basic	$0.03	$0.06
Diluted	$0.03	$0.06

(1)                   Marginal tax rate of 38.0% applied.

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

			Three Months Ended			Three Months Ended
	Three Months Ended	Constant currency	March 31, 2014	Three Months Ended	Constant currency	March 31, 2013
	March 31, 2014	impact (1)	Adjusted	March 31, 2013	impact (1)	Adjusted
Revenue	$48,241	$(488)	$47,753	$50,588	$(262)	$50,326
Operating income (loss)	$1,036	$(148)	$888	$2,610	$25	$2,635
Adjusted EBITDA	$3,375	$(158)	$3,217	$5,021	$24	$5,045

(1) Foreign currency rates based on an average FX rate from January 1, 2013  to August 31, 2013 used for constant currency translation.